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PURCHASE AND ROYALTY AGREEMENT

THIS AGREEMENT made as of the 20th day of May 2002.

BETWEEN:

CANDENTE RESOURCE CORP., a company duly incorporated under the laws of the Province of British Columbia, having an office at 200 – 905 West Pender Street, Vancouver, British Columbia  V6C 1L6

(hereinafter called "Candente")

OF THE FIRST PART

AND:

KEVIN KEATS, businessman of P.O. Box 59, Gambo, Newfoundland, A0G 1T0

(hereinafter called "Keats")

OF THE SECOND PART

WHEREAS:

A.

Keats is the registered and beneficial owner of 100% of the right, title and interest in and to 1346 mining claims situated in Newfoundland, 734 of which are more particularly described as Group NF-B and 612 of which are more particularly described as Group NF-C in Schedule "A" attached hereto and forming part hereof (hereinafter together with any form of successor or substitute mineral tenure called the "Claims");

B.

The parties now wish to enter into an agreement whereby Keats will sell and Candente will purchase 100% of the right, title and interest in and to the Claims on the terms and conditions as hereinafter set forth.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the premises and the mutual promises, covenants and agreements herein contained, the parties hereto agree as follows:

1.

INTERPRETATION

1.1

In this Agreement:

(a)

"Approval Date" means the fifth (5th) business day following issue of acceptance by the TSX Venture Exchange of this Agreement;

(b)

"Claims" means those mineral claims set out in Schedule "A" of this Agreement and which have been grouped into 16 separate property groups and two larger area groups as set out in Schedule "A";

(c)

"Dollars ($)" means legal currency of Canada;

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(d)

"Effective Date" means the date that both parties have signed this Agreement;

(e)

"Exchange" means the TSX Venture Exchange;

(f)

"Mineral Products" means the products derived from operating the Claims as a mine;

(g)

"NSR Royalty" means a net smelter returns royalty to be paid by Candente pursuant to Subsection 10.1, all as further set out in Schedule "B";

(a)

"Net Smelter Returns" has the meaning set out in Schedule "B";

(b)

 “Property Group" means any or all of the 16 property groups set out in Schedule "A";

(c)

"NF-B Property Group" means those mineral claims divided into 10 property groups and set out as Group NF-B in Schedule "A";

(d)

"NF-C Property Group" means those mineral claims divided into 6 property groups and set out as Group NF-C in Schedule "A";

(l)

"Shares" means the 200,000 (Two Hundred Thousand) common shares without par value in the capital stock of Candente to be allotted and issued to Keats pursuant to Subsection 3.1.

2.

REPRESENTATIONS AND WARRANTIES

2.1

Candente represents and warrants to Keats that:

(a)

it is a body corporate duty incorporated, organized and validly subsisting under the laws of its incorporating jurisdiction;

(b)

it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(c)

neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated will conflict with, result in the breach of or accelerate the performance required by any agreement to which it is a party; and

(d)

the execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of laws of any jurisdiction applicable or pertaining thereto or of Candente's constating documents.

2.2

Keats represents and warrants to Candente that:

(a)

neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated will conflict with, result in the breach of or accelerate the performance required by any agreement to which he is a party;

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(b)

the Claims have been duly and validly staked and recorded, are accurately described in Schedule "A", are presently in good standing under the laws of the jurisdiction in which they are located and, except as set forth herein, are free and clear of all liens, charges and encumbrances;

(c)

Keats is the sole beneficial owner of a 100% interest in and to the Claims and has the exclusive right to enter into this Agreement and all necessary authority to dispose of an undivided 100% interest in and to the Claims in accordance with the terms of this Agreement;

(d)

Keats is the registered owner of the Claims;

(e)

no person, firm or corporation has any proprietary or possessory interest in the Claims other than the Keats and no person is entitled to any royalty or other payment in the nature of rent or royalty on any minerals, ores, metals or concentrates or any other such products removed from the Claims;

(f)

there are no actions, suits, investigations or proceedings before any court, arbitrator, administrative agency or other tribunal or governmental authority, whether current, pending or threatened, which directly or indirectly relate to or affect the Claims or the interests of Keats therein nor is Keats aware of any acts which would lead him to suspect that the same might be initiated or threatened;

(g)

there are no outstanding agreements or options to purchase or otherwise acquire the Claims or any portion thereof or any interest therein; and

(h)

to the best of the knowledge, information and belief of Keats, there are no obligations or commitments for reclamation, closure or other environmental corrective, clean-up or remediation action directly or indirectly relating to the Claims.

2.3

The representations and warranties hereinbefore set out are conditions on which the parties have relied in entering into this Agreement and will survive the acquisition of any interest in the Claims by Candente and each party will indemnify and save the other party harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach or any representation, warranty, covenant, agreement or condition made by the other party and contained in this Agreement.

3.

PURCHASE AND SALE

3.1

Keats hereby agrees to sell and Candente hereby agrees to purchase 100% of the right, title and interest of Keats in and to the Claims, subject to Keats receiving the NSR Royalty, in accordance with the terms of this Agreement for and in consideration of the following:

(a)

payment by Candente to Keats of all costs incurred by Keats in staking the Claims, all of which amount has been paid to Keats prior to execution of this Agreement; and

(b)

Two Hundred Thousand (200,000) Shares to be allotted and issued and certificates therefor delivered to Keats once the title to the Claims has been transferred to Candente or its nominee and this Agreement has been signed.

3.2

The Shares to be issued to Keats will be subject to the applicable hold periods imposed under the laws of the Province of British Columbia and the policies of the Exchange at the time of issuance.

3.3

If at any time during the currency of this Agreement there shall be an alteration in the capital stock of Candente, other than an increase in the authorized or issued capital, then the number of Shares to be issued to Keats pursuant to either Subsection 3.1 or Subsection 4.1 shall be adjusted to reflect any such alteration in the capital stock of Candente.

4.

ADDITIONAL SHARES TO BE ISSUED

4.1

In addition to the Shares to be issued by Candente to Keats pursuant to Subsection 3.1, Candente shall issue additional common shares in its capital stock to Keats upon certain milestones being reached as follows:

(a)

for each Property Group contained in Group NF-B on which exploration drilling occurs, 25,000 common shares in the capital stock of Candente will be issued, such shares to be issued within 60 days after commencement of the first drilling program on the Property Group; and

(b)

for each Property Group contained in Group NF-B from which production occurs and from which a minimum of 50,000 ounces of gold is produced in a particular calendar year, an additional 100,000 common shares in the capital stock of Candente will be issued, such shares to be issued within 90 days after the end of the first year in which a minimum of 50,000 ounces of gold is produced. This is to be a one time issuance of shares for each Property Group contained in Group NF-B from which the minimum production of 50,000 ounces of gold occurs.

5.

RIGHT OF ENTRY

5.1

During the currency of this Agreement, Candente, its employees, agents and independent contractors, will have the sole and exclusive right to:

(a)

enter upon the Claims;

(b)

have exclusive and quiet possession thereof;

(c)

do such prospecting, exploration, development or other mining work thereon and thereunder as Candente in its sole discretion may consider advisable; and

(d)

bring and erect upon the Claims such facilities as Candente may consider advisable.

6.

TERMINATION

6.1

Unless otherwise agreed to in writing by the parties hereto, this Agreement will terminate on November 30, 2002 if the approval of the Exchange has not been obtained by that date.

7.

COVENANTS OF KEATS

7.1

During the currency of this Agreement, Keats will:

(a)

not do any act or thing which would or might in any way adversely affect the rights of Candente hereunder;

(b)

make available to Candente and its representatives all records and files in the possession of Keats relating to the Claims and permit Candente and its representatives at its own expense to take abstracts therefrom and make copies thereof; and

(c)

promptly provide Candente with any and all notices and correspondence received by Keats from government agencies in respect of the Claims.

8.

COVENANTS OF CANDENTE

8.1

During the currency of this Agreement, Candente will:

(a)

keep the Claims free and clear of all liens, charges and encumbrances arising from their operations hereunder and in good standing by the doing and filing of all necessary work and by the doing of all other acts and things and making all other payments which may be necessary in that regard;

(b)

permit Keats, or his representatives duly authorized by him in writing, at their own risk and expense, access to the Claims at all reasonable times and to all records prepared by Candente in connection with work done on or with respect to the Claims;

(c)

conduct all work on or with respect to the Claims in a careful and minerlike manner and in compliance with all applicable Federal, Provincial and local laws, rules, orders and regulations, and indemnify and save Keats harmless from any and all claims, suits, actions made or brought against it as a result of work done by Candente on or with respect to the Claims;

(d)

obtain and maintain, or cause any contractor engaged hereunder to obtain and maintain, during any period in which active work is carried out hereunder, adequate insurance; and

(e)

make all filings and disclosures as required and within the time periods specified under all applicable securities legislation with respect to the allotment and issuance of the Shares pursuant to Subsection 3.1 and Subsection 4.1 of this Agreement.

9.

COMPLETION OF PURCHASE

9.1

Once Candente has allotted and issued the 200,000 Shares and delivered certificates therefor to Keats pursuant to Subsection 3.1, Candente will, subject to the right of Keats to receive the NSR Royalty, own 100% of the right, title, and interest in and to the Claims.

10.

NSR ROYALTY

10.1

Candente will pay to Keats an annual royalty equal to three-quarters of one percent (0.75%) of Net Smelter Returns on each Property, subject to Section 10.4.

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10.2

Payment of the NSR Royalty will be made quarterly within 30 days after the end of each yearly quarter based upon a year commencing on the 1st day of May and expiring on the 30th day of April in any year in which production occurs. Within 60 days after the end of each year for which the NSR Royalty is payable, the records relating to the calculation of Net Smelter Returns for such year will be audited by Candente and any adjustments in the payment of the NSR Royalty will be made forthwith after completion of the audit. All payments of the NSR Royalty for a year will be deemed final and in full satisfaction of all obligations of Candente in respect thereof if such payments or calculations thereof are not disputed by Keats within 60 days after receipt by Keats of the said audit statement. Candente will maintain accurate records relevant to the determination of Net Smelter Returns and Keats, or his authorized agent, shall be permitted the right to examine such records at all reasonable times.

10.3

The determination of Net Smelter Returns royalty hereunder is based on the premise that production will be developed solely on the Claims except that Candente will have the right to commingle ore mined from the Claims with ore mined and produced from other properties provided Candente will adopt and employ reasonable practices and procedures for weighing, sampling and assaying, in order to determine the amounts of products derived from, or attributable to ore mined and produced from the Claims. Candente will maintain accurate records of the results of such sampling, weighing and analysis with respect to any ore mined and produced from the Claims. Keats or his authorized agent will be permitted the right to examine at all reasonable times such records pertaining to commingling of ore or to the calculation of Net Smelter Returns.

10.4

Candente shall have the right at any time to purchase up to two-thirds of the three-quarters royalty percentage point on any particular Property Group, and thus reduce the NSR Royalty on that particular Property Group from 0.75% to 0.25%, by paying to Keats the sum of $250,000 for each 0.25% royalty percentage point purchased on that particular Property.

10.5

If Candente sells, assigns, options or otherwise disposes of any interest in the Claims or in a particular Property Group to another party and receives consideration for such disposition, 10% of any cash payment or shares of any company (the "Consideration") received by Candente for such disposition shall be for the account of Keats. Candente shall deliver Keats' 10% share of the Consideration to Keats within 15 days of Candente receiving the Consideration. The cash equivalent value of the Consideration paid by Candente to Keats pursuant to this Subsection 10.5 shall be applied to and deemed to be part of any payment referred to in Subsection 10.4 whereby Candente elects to purchase a part of the NSR Royalty applicable to a particular Property Group.

11.

TRANSFER OF TITLE

11.1

Upon completion of the purchase and sale, Keats will deliver to Candente a duly executed transfer in registrable form of 100% right, title and interest in and to the Claims in favour of Candente which Candente will be entitled to register against title to the Claims.

12.

REGISTRATION OF AGREEMENT

12.1

Notwithstanding Subsection 11.1 of this Agreement, Keats will have the right at any time to register this Agreement or a Memorandum thereof against title to the Claims.

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13.

DISPOSITION OF CLAIM

13.1

Candente may at any time sell, transfer or otherwise dispose of all or any portion of its interest in and to the Claims or any Property Group or this Agreement provided that, at any time, Candente has first obtained the consent in writing of Keats, such consent not to be unreasonably withheld and further provided that any purchaser, grantee or transferee of any such interest will have first delivered to Keats its agreement related to this Agreement and to the Claims or Property Group, containing:

(a)

a covenant with Keats by such transferee to perform all the obligations of Candente to be performed under this Agreement, including but not limited to payment of the NSR Royalty, in respect of the interest to be acquired by it from Candente, and

(b)

a provision subjecting any further sale, transfer or other disposition of such interest in the Claims, Property Group or this Agreement or any portion thereof to the restrictions contained in this Subsection 13.1.

13.2

The provisions or Subsection 13.1 of this Agreement will not prevent either party from entering into an amalgamation or corporate reorganization which will have the effect in law of the amalgamated or surviving company possessing all the property, rights and interests and being subject to all the debts, liabilities and obligations of each amalgamating or predecessor company.

14.

ABANDONMENT OF PROPERTY

14.l

Candente shall have the unfettered right at any time after the completion of the purchase and sale to abandon all or any part of its interest in the Claims by delivering a notice in writing of its intention to do so to Keats, such notice to list the part or parts of the Claims to be abandoned, and if within 30 days of receipt of such notice Keats delivers to Candente a notice ("Reacquisition Notice") stating his intention to reacquire all or part or parts of the Claims, Candente will deliver to Keats duly executed recordable transfers of its interest in such part or parts of the Claims as Keats has set forth in the Reacquisition Notice, such part or parts to be in good standing for at least 60 days beyond the date of delivery of such transfers and to be free and clear of all liens, charges, and encumbrances arising from the operations of Candente or its agents or subcontractors hereunder.

15.

CONFIDENTIAL NATURE OF INFORMATION

15.1

The parties agree that all information obtained from the work carried out hereunder and under the operation of this Agreement will be the exclusive property of the parties and will not be used other than for the activities contemplated hereunder except as required by law or by the rules and regulations of any regulatory authority having jurisdiction, or with the written consent of both parties, such consent not to be unreasonably withheld.  Notwithstanding the foregoing, it is understood and agreed that a party will not be liable to the other party for the fraudulent or negligent disclosure of information by any of its employees, servants or agents, provided that such party has taken reasonable steps to ensure the preservation of the confidential nature of such information.

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16.

FURTHER ASSURANCES

16.1

The parties hereto agree that they and each of them will execute all documents and do all acts and things within their respective powers to carry out and implement the provisions or intent of this Agreement.

17.

NOTICE

17.1

Any notice, direction or other instrument required or permitted to be given under this Agreement will be in writing and will be given by the delivery or the same or by mailing the same by prepaid registered or certified mail in each case addressed as follows:

(a)

if to Candente

200 – 905 West Pender Street

Vancouver, B.C.  V6C 1L6

Attention:  Joanne C. Freeze

(b)

if to Keats

c/o A.S.K. Prospecting

P.O. Box 59

Gambo, Newfoundland  A0G 1T0

17.2

Any notice, direction or other instrument aforesaid will, if delivered, be deemed to have been given and received on the day it was delivered, and if mailed, be deemed to have been given and received on the tenth business day following the day of mailing, except in the event of disruption of the postal services in which event notice will be deemed to be received only when actually received.

17.3

Any party may at any time give to the other notice in writing of any change of address of the party giving such notice and from and after the giving of such notice, the address or addresses therein specified will be deemed to be the address of such party for the purpose of giving notice hereunder.

18.

HEADINGS

18.1

The headings to the respective sections herein will not be deemed part of this Agreement but will be regarded as having been used for convenience only.

19.

DEFAULT

19.1

If any party (a "Defaulting Party") is in default of any requirement herein set forth, the party affected by such default will give written notice to the Defaulting Party specifying the default and the Defaulting Party will not lose any rights under this Agreement, if within 30 days after the giving of notice of default by the affected party the Defaulting Party has cured the default by the appropriate performance and if the Defaulting Party fails within such period to cure any such default, the affected party will be entitled to seek any remedy it may have on account of such default.

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20.

PAYMENT

20.1

All references to monies hereunder will be in Canadian funds except where otherwise designated.  All payments to be made to any party hereunder will be mailed or delivered to such party at its address for notice purposes as provided herein, or for the account of such party at such bank or banks in Canada as such party may designate from time to time by written notice.  Said bank or banks will be deemed the agent of the designating party for the purpose of receiving, collecting and receiving such payment.

21.

ENUREMENT

21.1

Subject to Section 13, this Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

22.

TERMS

22.1

The terms and provisions of this Agreement shall be interpreted in accordance with the laws of British Columbia.

23.

FORCE MAJEURE

23.1

No party will be liable for its failure to perform any of its obligations under this Agreement due to a cause beyond its control (except those caused by its own lack of funds) including, but not limited to acts of God, fire, flood, explosion, strikes, lockouts or other industrial disturbances, laws, rules and regulations or orders of any duly constituted governmental authority or non-availability of materials or transportation (each an "Intervening Event").

23.2

All time limits imposed by this Agreement will be extended by a period equivalent to the period of delay resulting from an Intervening Event described in Subsection 23.1.

23.3

A party relying on the provisions of Subsection 23.1 will take all reasonable steps to eliminate an Intervening Event and, if possible, will perform its obligations under this Agreement as far as practical, but nothing herein will require such party to settle or adjust any labour dispute or to question or to test the validity of any law, rule, regulation or order of any duly constituted governmental authority or to complete its obligations under this Agreement if an Intervening Event renders completion impossible.

24.

ENTIRE AGREEMENT

24.1

This Agreement constitutes the entire agreement between the parties and replaces and supersedes all prior agreements, memoranda, correspondence, communications, negotiations and representations, whether verbal or written, express or implied, statutory or otherwise between the parties with respect to the subject matter herein.

25.

TIME OF ESSENCE

25.1

Time will be of the essence in this Agreement.

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26.

ENFORCEMENT OF AGREEMENT

26.1

The covenants, promises, terms and conditions contained herein will be binding upon the parties jointly and severally and may be enforced by each as against each other inter se.

27.

CONDITION PRECEDENT

27.1

The obligations of Candente under this Agreement are first subject to the acceptance for filing of this Agreement by the Exchange.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

CANDENTE RESOURCE CORP.

Per:

Authorized Signatory

SIGNED, SEALED AND DELIVERED by

)

KEVIN KEATS in the presence of:

)

)

)

Name of Witness

)

KEVIN KEATS

)

)

Address of Witness

)

)

)

Occupation

)

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This is SCHEDULE "A"

to an Agreement made as of the 20th day of May 2002

between Candente Resource Corp. and Kevin Keats

Purchase and Royalty Agreement Candente-Keats
Property Code	Name	Licence	Date Recorded	Number of Claims	Map Sheet
Group NF-B
1	Eastern Pond	8571M	03/20/02	24	2 D/11
1	Eastern Pond	8623M	04/02/02	54	2 D/11
2	Careless Cove	8565M	03/20/02	11	2 D/15
2	Bo Water	8566M	03/20/02	8	2 D/15
2	Careless Cove	8567M	03/20/02	1	2 D/15
3	Ten Mile Lake	8568M	03/20/02	83	2 E/2; 2 E/7
3	Duder South	8586M	03/25/02	1	2 E/7
3	Duder Lake	8624M	04/02/02	6	2 E/7; 2 E/2
3	Long Pond	8625M	04/02/02	34	2 E/2
4	Lobster Claw	8569M	03/20/02	49	2 E/7
4	Christina	8570M	03/20/02	12	2 E/7
5	Stoneville	8582M	03/21/02	12	2 E/7
6	Lobster Claw	8583M	03/25/02	14	2 E/7
7	Long Pond	8632M	04/03/02	24	2 E/2
7	Stoneville	8657M	04/05/02	41	2 E/7
8	Burnt Arm	8653M	04/05/02	89	2 E/10, 2 E/7
8	Virgin Arm	8652M	04/05/02	68	2 E/10
9	Jackson's Harbour	8722M	04/12/02	54	12 H/15
10	Michaels Harbour	8721M	04/12/02	48	2 E/7
10	Michaels Harbour	8827M	05/06/02	101	2 E/2, 2 E/3, 2 E/6, 2 E/7
	Total Claims Group NF-B			734
Group NF-C
11	Eastern Pond II	8898M	06/04/02	26	2 D/11
12	Radio Range	8901M	06/05/02	34	2 D/15
13	Brinks Pond	8911M	06/10/02	124	2 E/2
14	Ship Builders	8936M	06/13/02	68	2 E/2, 2 E/7
15	Weirs Pond	8909M	06/10/02	229	2 E/8, 2 E/1
16	Weirs Pond	8910M	06/10/02	131	2 E/8, 2 E/1
	Total Claims Group NF-C			612

This is SCHEDULE "B"

to an Agreement made as of the 20th day of May 2002

between Candente Resource Corp. and Kevin Keats

NET SMELTER RETURNS

PRODUCTION ROYALTIES

Upon commencing production of valuable minerals from the property, Candente shall pay Keats a royalty on production equal to 0.75 percent (0.75%) of net smelter returns.  The term "net smelter returns" shall mean the gross value of ores or concentrates shipped to a smelter or other processor (as reported on the smelter settlement sheet) less the following expenses actually incurred and borne by Candente:

a)

Sales, use, gross receipts, severance, and other taxes, if any, payable with respect to severance, production, removal, sale or disposition of the minerals from the property, but excluding any taxes on net income;

b)

Charges and costs, if any, for transportation from the mine or mill to places where the minerals are smelted, refined, and/or sold; and

c)

Charges, costs (including assaying and sampling costs specifically related to smelting and/or refining), and all penalties, if any, for smelting and/or refining.

In the event smelting or refining are carried out in facilities owned or controlled, in whole or in part, by Candente, charges, costs and penalties for such operations shall mean the amount Candente would have incurred if such operations were carried out at facilities not owned or controlled by Candente then offering comparable services for comparable products on prevailing terms.